EXHIBIT 14(a)(1)(i)

                                 [MIDLAND LOGO]

                                     MIDLAND
                               LOAN SERVICES INC.

    Report of Management Compliance with the Minimum Servicing Standards Set
      Forth in the Uniform Single Attestation Program for Mortgage Bankers

We, as members of management of Midland Loan Services, Inc. (MLS), a wholly owned subsidiary of PNC Bank Corp. (PNCBC), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) except for commercial loan and multifamily servicing, minimum servicing standards V.4 and VI.1, which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing. We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of MLS' compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1998 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1998, MLS complied, in all material respects, with the minimum servicing standards set forth in the USAP except as described below.

With regard to standard I.4, reconciling items exist which have not been resolved within ninety calendar days of their original identification.

As of and for this same period, PNCBC had in effect a fidelity bond in the amount of $300,000,000 and an error and omissions policy in the amount of $20,000,000.


                                                    /s/ C.J. Sipple
                                                    ----------------------------
                                                    C.J. Sipple
                                                    Senior Vice President


                                                    /s/ Paula J. Mickelson
                                                    ----------------------------
                                                    Paula J. Mickelson
                                                    Vice President

March 30, 1999


210 W. 10th Street Kansas City, MO 64105 Phone: 816/435-5000 FAX: 816/435-2327


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